EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Focus Enhancements, Inc. (the "Company") of our report dated March 15, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern and the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" in
2002), appearing in the Annual Report on Form 10-K of Focus Enhancements, Inc. for the year ended December 31, 2003.

Deloitte & Touche LLP


San Jose, California
May 28, 2004